QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

RESTATED CERTIFICATE OF LIMITED PARTNERSHIP

OF

HILAND PARTNERS, LP

        Hiland Partners, LP, a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the "Act"), for the purpose of restating its Certificate of Limited Partnership filed with the office of the Secretary of State of Delaware on October 18, 2004, hereby certifies that effective on October 21, 2004 its Certificate of Limited Partnership is restated to read in its entirety as follows:

        1.    Name.    The name of the limited partnership is "Hiland Partners, LP".

        2.    Registered Office; Registered Agent.    The address of the registered office required to be maintained by Section 17-104 of the Act is:

  Corporation Trust Center
  1209 Orange Street
  Wilmington, Delaware 19801

The name and the address of the registered agent for service of process required to be maintained by Section 17-104 of the Act are:

  The Corporation Trust Company
  Corporation Trust Center
  1209 Orange Street
  Wilmington, Delaware 19801

        3.    General Partner.    The name and the business, residence or mailing address of the general partner are:

  Hiland Partners GP, LLC
  205 West Maple, Suite 1100
  Enid, Oklahoma 73701

        IN WITNESS WHEREOF, this Restated Certificate of Limited Partnership, which restates and integrates the Certificate of Limited Partnership as heretofore amended or supplemented, has been duly executed as of the 21st day of October, 2004 and is being filed in accordance with Section 17-210 of the Act by the general partner thereunto duly authorized.

HILAND PARTNERS, LP
By:	Hiland Partners GP, LLC, its general partner
	By:	/s/ RANDY MOEDER Randy Moeder Chief Executive Officer and President

QuickLinks

  Exhibit 3.1